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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Blue Valley Ban Corp
Overland Park, Kansas

We consent to the incorporation by reference in this registration statement of Blue Valley Ban Corp on Form S-8 of our report, dated February 14, 2003 on our audits of the consolidated balance sheets of Blue Valley Ban Corp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Blue Valley Ban Corp.


                                                      /s/ BKD, LLP



Kansas City, Missouri
January 14, 2004